PRESS RELEASE

FOR IMMEDIATE RELEASE

Capital Gold Corporation Announces End of Merger Discussions
with Gammon Gold

Approximately 15,000 Ounces of Gold Produced for the First Three Months

NEW YORK, March 31, 2009 – Capital Gold Corporation (TSX: CGC; OTC Bulletin Board: CGLD) reported today that the Letter of Intent with Gammon Gold, originally announced on March 12, was allowed to expire. The Board of Directors of Capital Gold made the decision not to proceed with the signing of the definitive agreement, and further negotiations will not take place.

El Chanate gold production continues at steady rate and the mine has produced approximately 15,000 ounces of gold for the first three months of 2009. The first major components of the new crushing plant have arrived on site. Once the new crusher is installed and online by late June, production at El Chanate is estimated to achieve a monthly rate of 6,000 ounces.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. The Company has produced over 65,000 ounces of gold since inception. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, the impact of any hedging arrangements, including the termination of such arrangements; potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and, unexpected events during expansion; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, the possibility that the proposed acquisition of the Company by Gammon Gold, Inc. will not be consummated; and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, Executive Vice President
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Kelly Cody, Director Corporate Communications
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries:
Victor Webb/Madlene Olson
Marston Webb International
Tel: (212) 684-6601
Fax: (212) 725-4709
Email: marwebint@cs.com